SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 24, 2000

HUDSON RIVER BANCORP, INC.
(Exact name of Registrant as specified in its Charter)

Delaware	000-24187	14-1803212
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Hudson City Centre, Hudson, New York, 12534
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (518) 828-4600

N/A
(Former name or former address, if changed since last report)

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Item 5.	Other Events

            On November 24, 2000, Hudson River Bancorp, Inc. ("Hudson River Bancorp"), Hudson River Bank & Trust Company ("Hudson River Bank "), and Cohoes Bancorp, Inc. ("Cohoes Bancorp"), entered into a definitive agreement (the "Merger Agreement") for Hudson River Bank to acquire Cohoes (the "Merger"). The Merger Agreement calls for Hudson River Bank to pay in cash $19.50 for each outstanding share of Cohoes common stock, other than certain shares granted pursuant to Cohoes' 1999 Recognition and Retention Plan. In addition, pursuant to the Merger Agreement, Cohoes Savings Bank, the wholly owned subsidiary of Cohoes, will merge with Hudson River Bank.

            In connection with the Merger Agreement, Hudson River Bancorp and Cohoes agreed to terminate the option agreement (the "Option Agreement") pursuant to which Cohoes granted to Hudson River Bancorp an option, exercisable under certain circumstances, to purchase shares of Cohoes common stock in an amount equal to 19.9% of the total number of outstanding shares of Cohoes' common stock as of the day the option becomes exercisable. Cohoes has retained its previously granted option, exercisable under certain circumstances, to purchase shares of Hudson River Bancorp common stock in an amount equal to 19.9% of the total number of outstanding shares of Hudson River Bancorp's common stock as of the day the option becomes exercisable. The parties further agreed that in the event the Merger is not consummated under certain circumstances, Cohoes will pay either Hudson River Bancorp or Hudson River Bank liquidated damages of $4.7 million.

            The Merger will be accounted for as a purchase and is expected to close in the second quarter of 2001. The Merger Agreement has been approved by the boards of directors of each company. However, it is subject to certain other conditions, including the approval of the shareholders of Cohoes and the approvals of regulatory authorities.

            The foregoing information does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement attached hereto.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits

	(c)	Exhibits

See Exhibit Index

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SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON RIVER BANCORP, INC.

Date:	November 30, 2000	By:	/s/ Timothy E. Blow
Timothy E. Blow
Chief Financial Officer

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EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
2.1	Agreement and Plan of Merger, dated as of November 24, 2000, between Hudson River Bancorp, Inc., Hudson River Bank & Trust Company and Cohoes Bancorp, Inc.
2.2	Press release dated November 24, 2000 made jointly on November 24, 2000 by Hudson River Bancorp, Inc. and Cohoes Bancorp, Inc.